FOR IMMEDIATE RELEASE

Tengasco Schedules March 31, 2011 Webcast and Conference Call to Discuss 2010 Results

KNOXVILLE, Tenn.—March 24, 2011--Tengasco, Inc. (NYSE Amex: TGC) announced today that it will hold a telephone conference and webcast presentation on Thursday, March 31, 2011 at 4:15 PM Eastern Daylight Time to discuss the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 which the Company expects to be filed earlier in the day on March 31, 2011.   Shareholders and other interested parties may call Toll-Free (US & Canada): (888) 669-0676 and International Dial-In (Toll): (201) 604-0467 to participate in the conference call and listen to the oral presentation, and may access the webcast presentation by going to the internet address or URL set out below:

http://www.visualwebcaster.com/event.asp?id=77681

Participants will be required to register at the above address to view the presentation. Registration may be completed at any time prior to the beginning of the presentation.

A transcript of the conference call will be prepared 24 hours following the conference and will be available on the Company’s website which can be accessed at http://www.tengasco.com.

Forward-looking statements made in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risk and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of the Company's reserves and projects as well as risks of downturns in economic conditions generally, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

Jeffrey R. Bailey
CEO
865-675-1554